Exhibit 99.1

For further information contact:

Company:	Lona Cornish PolyMedix, Inc. 484-598-2340 lcornish@polymedix.com

Investors:	Erika Moran emoran@investorrelationsgroup.com

Media:	Janet Vasquez jvasquez@investorrelationsgroup.com The Investor Relations Group 212-825-3210
POLYMEDIX COMPLETES FIRST-IN-MAN PHASE I CLINICAL STUDY
WITH NOVEL HEPARIN ANTAGONIST PMX-60056
Clinical Proof-Of-Concept Study Expected To Follow
Radnor, PA (March 11, 2009) — PolyMedix, Inc. (OTC BB: PYMX, www.polymedix.com), an emerging biotechnology company developing acute care products for infectious diseases and acute cardiovascular disorders, has successfully completed its first-in-man clinical study with the novel heparin antagonist drug PMX-60056. This ascending single-dose intravenous pharmacokinetic and safety study met the necessary Phase I goals of defining both a limiting single dose for ten-minute infusions and also the plasma distribution/elimination kinetics for the drug in the absence of heparin. Pending regulatory clearance, PolyMedix now expects to be able to proceed with a Phase IB proof-of-concept clinical study.
PMX-60056 is a novel small-molecule drug candidate designed to block the anticoagulant action of heparin and low molecular weight heparins (LMWH), clot prevention drugs which are commonly used in a number of applications. The data from this study demonstrate that single intravenous doses can be given at levels that will support the planned follow-on therapeutic proof-of-concept Phase IB clinical trial. Further clinical development is expected to continue for this drug as an agent for the rapid reversal of heparin after surgery, and for emergencies where heparin anticoagulation presents a clinical problem.
“We believe the completion of this first clinical study for PMX-60056 marks another important milestone for PolyMedix,” said Nicholas Landekic, CEO of PolyMedix. “This novel reversing agent represents a potential fundamental breakthrough in safely reversing the anticoagulation produced by heparin and LMWH. PMX-60056 is the first and only small molecule in clinical
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PolyMedix Completes Phase I Clinical Study with PMX-60056 Heptagonist
March 11, 2009

development for this purpose. We are very proud to be developing another completely new type of drug to address a major clinical need and market opportunity, adding to our accomplishments with our novel antimicrobial drug candidate PMX-30063. We look forward to continuing further clinical development of both drug candidates.”
Background
Heparin and LMWH are widely used anticoagulants, drugs to prevent blood clotting. However, they have the risk of potentially serious bleeding side effects. Protamine is currently the only approved drug used to reverse the action of heparin, and there is no approved reversing agent for LMWH. However, there are serious potential side effects associated with protamine. Based on preclinical studies conducted by PolyMedix and its collaborators, potential advantages of PMX-60056 over protamine may include reduced bleeding complications, reduced risk of immune-mediated side effects, and the ability to neutralize LMWH.
PMX-60056 was designed to bind to the pentasaccharide region found on heparin. PMX-60056 is believed to form a stable electrostatic bond to heparin, blocking its action. This molecular combination is believed to persist until removed from circulation by normal processes. In previous studies conducted by PolyMedix and other groups, PMX-60056 has been demonstrated to reverse the action of heparin in isolated human plasma, isolated human whole blood, and in animal studies in rats and dogs.
PMX-60056 is not intended for use when heparin or a LWMH are not present in the patient. However, as a new chemical entity under development for U.S. Food and Drug Administration approval, applicable regulations require that it first be investigated when administered alone without the presence of heparin or LMWH before further testing. With these Phase IA results, PolyMedix believes it has now completed this aspect of development. The results have indicated which plasma drug levels are free of side effects and which levels can be associated with side effects that would limit the amount of drug that can be administered.
Study Details
A total of fifteen healthy subjects received a single intravenous dose of up to 0.5 mg/kg infused over a ten-minute period. The subjects were grouped into different cohorts with different dosage levels which allowed for the study of the effects of increased dosages. Five different dose levels were administered, two of them unblinded. Once drug-related effects were identified, dosing became double-blind, with neither investigators nor subjects aware whether active drug or placebo was being administered.
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PolyMedix Completes Phase I Clinical Study with PMX-60056 Heptagonist
March 11, 2009

It is known that positively charged molecules given intravenously will typically cause a rapid but transient lowering of blood pressure. Such hypotension is observed with protamine, and this study showed a similar effect to be dose-limiting for PMX-60056 at 0.4 mg/kg or more in some (but not all) subjects. This blood pressure lowering typically began soon after the start of the infusion and often began to resolve even before its end, with complete resolution usually within ten to twenty minutes. Based on the study results, PolyMedix has concluded that a ten-minute intravenous infusion of PMX-60056 should not exceed 0.35 mg/kg if there is no heparin present in the plasma at the time.
There were no clinically important adverse effects at doses under 0.4 mg/kg, and no clinically significant trends in laboratory parameters at any dose. Itching or warmth during the infusion was reported by most subjects. However, none of the subjects experienced a rash or other signs, and in each case the observed effects resolved immediately after the end of the infusion.
Analysis of the plasma-level assays indicates that a single-compartment model provides an excellent fit to the observed data, and the plasma elimination half-time is 1.5 to 2.5 minutes in the dosage range administered.
This first study has demonstrated that PMX-60056 can be given safely in the absence of heparin if ten-minute infusions include less than 0.4 mg/kg. The data suggest that the limiting side effect of hypotension is related to peak plasma drug level, which means that slower infusions could allow delivery of more drug. To investigate this possibility, PolyMedix plans to study slower infusions, of twenty and potentially thirty minutes, in an extension of this study. These longer infusions are expected to allow higher doses to be given, and will add support for potential clinical studies for the reversal of LMWH, which may require greater total amounts of drug to be administered.
The next planned clinical study is a proof-of-concept Phase IB trial, reversing the action of heparin in healthy volunteers. Because the combination with heparin is believed to occur very rapidly, little or no free PMX-60056 is expected to occur in the plasma. Dosing will begin at levels below those associated with pharmacological effects for the free drug, and increase gradually as tolerated. It is anticipated that the presence of heparin may prevent significant levels of free PMX-60056, and therefore that hypotension may not be a problem at doses required to reverse the anticoagulation. In clinical use, it is expected that the only free PMX-60056 would be the excess over the amount needed to neutralize the heparin remaining in the plasma.
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PolyMedix Completes Phase I Clinical Study with PMX-60056 Heptagonist
March 11, 2009

For more news and information on PolyMedix, Inc. please visit www.IRGnews.com/coi/PYMX where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.
About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule candidates that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a completely different mechanism of action from current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these compounds as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends”, “goal”, “potential,” “may,” “suggest,” and similar expressions. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.